Exhibit 10.1 – Form of Stock Option Agreement

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made on this 27th day of July, 2012 (the “Date of Grant”) between Symmetry Medical Inc., a Delaware corporation (the “Company”), and Thomas J. Sullivan (“Grantee”).

WHEREAS, the Grantee is a senior executive of the Company whose continued employment and high achievement have the ability to impact the Company’s performance; and

WHEREAS, the grant of options to purchase shares of common stock pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan, as amended from time to time by the Company’s shareholders (the “Plan”) to the Grantee under the terms hereof has been approved by the Compensation Committee (the “Committee”) and Board of Directors (the “Board”).

NOW, THEREFORE, pursuant to the Plan, the Company hereby grants to Grantee 300,000 options (the “Options”) to purchase shares of Common Stock, par value $.0001, (“Common Stock”) of the Company effective as of the Date of Grant, subject to the terms and conditions of the Plan and this Agreement.

1.	Definitions. For the purposes of this Agreement, the capitalized terms herein shall have the meanings set forth in the Plan unless otherwise set forth herein.

2.	Option.

a.	Terms. The Options are for the purchase of up to 300,000 shares of Common Stock (the “Option Shares”) at a price per share of $7.69 (the “Exercise Price”), payable upon exercise as set forth in paragraph 2(b) below. The Options shall expire at the close of business on the sixth anniversary of the Date of Grant (the “Expiration Date”), subject to earlier expiration as provided in paragraph 4 below or upon termination of your employment as provided in paragraph 5(b) below. The Options are not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

b.	Payment of Option Price. Subject to paragraph 3 below, the Options may be exercised in whole or in part upon payment of an amount (the “Option Price”) in cash (including check, bank draft or money order) equal to the product of: (i) the Exercise Price multiplied by (ii) the number of Option Shares to be acquired.

3.	Exercisability/Vesting. The Options may be exercised only to the extent they have become vested. The Options shall vest and become exercisable with respect to all of the Option Shares on the earlier of the following, if Grantee is employed by the Company on that date:

a.	The fifth anniversary of the Date of Grant;

b.	The date of a Change in Control as that term is defined in the Plan;

c.	Grantee’s death.

4.	Change in Control. In the event of a Change in Control of the Company as that term is used in the Plan then any unexercised Option shall, in the discretion of the Committee: (i) be cancelled in consideration for payment to Grantee of an amount equal to the difference between the price of the Company’s Common Stock at closing on the date of the Change in Control less the aggregate Exercise Price (with no payment being due if the closing price is lower than the Exercise Price); and/or (ii) remain outstanding and (if appropriate under the circumstances) be adjusted pursuant to paragraph 12 below.

5.	Expiration of Option.

a.	Normal Expiration. In no event shall any or all of the Options be exercisable after the Expiration Date set forth in paragraph 2(a) above.

b.	Early Expiration Upon Termination of Employment. Any Option that is not vested and exercisable on the date Grantee’s employment with the Company terminates shall expire and be forfeited on such date, and any portion of the Options that were vested and exercisable on the date Grantee’s employment with the Company terminates shall also expire and be forfeited; provided that: (i) if Grantee dies or becomes subject to any Disability, the Options shall expire 180 days from the date of death or Disability, but in no event after the Expiration Date, (ii) if Grantee retires (with the approval of the Committee or the Board), the portion of the Options that are vested and exercisable shall expire 90 days from the date of retirement, but in no event after the Expiration Date, and (iii) if Grantee is discharged other than for Cause, the portion of the Options that are vested and exercisable shall expire 30 days from the date of discharge, but in no event after the Expiration Date.

6.	Procedure for Exercise. Grantee may exercise all or any portion of the Options, to the extent they have vested and are outstanding, at any time and from time to time prior to their expiration, by delivering written notice to the Company (to the attention of the Company’s Secretary), together with payment of the Option Price in accordance with the provisions of paragraph 2(b) above. As a condition to any exercise of any Options, Grantee shall permit the Company to deliver to him all financial and other information regarding the Company it believes necessary to enable Grantee to make an informed investment decision, and Grantee shall make all customary investment representations which the Company requires.

7.	Securities Laws Restrictions and Other Restrictions on Transfer of Option Shares. Grantee represents that the Options are exercised to purchase the Option Shares for Grantee’s own account and not on behalf of others. Grantee understands and acknowledges that federal and state securities laws govern and restrict his right to offer, sell or otherwise dispose of any Option Shares unless the offer, sale or other disposition thereof is registered under the Securities Act and state securities laws, or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. Grantee agrees that he shall not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. Grantee further understands that the certificates for any Option Shares acquired through exercise of the Options shall bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

8.	Non-Transferability of Options. The Options are personal and not transferable other than by will or the laws of descent and distribution. During Grantee’s lifetime only Grantee (or his guardian or legal representative) may exercise the Options. In the event of Grantee’s death, the Options may be exercised only by the executor or administrator of Grantee’s estate or the person or persons to whom rights under the Options shall pass by will or the laws of descent and distribution.

9.	Conformity with Plan. The Options are intended to conform in all respects with, and is subject to all applicable terms, conditions and provisions of, the Plan (which is incorporated in its entirety herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Grantee acknowledges receipt of this Agreement and the Plan and agrees to be bound by all of the terms of this Agreement and the Plan.

10.	Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the rights of Grantee and the Company as set forth in Grantee’s Contract of Employment and Executive Benefit Agreement, as entered into on or about January 17, 2011 and as subsequently modified or amended (the “Employment Agreements”), nor confer upon Grantee any right to continue in the employ of the Company for any period of time or to continue Grantee’s present (or any other) rate of compensation, and in the event of termination of employment (including, but not limited to, termination by the Company without Cause) any portion of the Options that were not previously vested and exercisable shall be forfeited, except as set forth in Section 5(b). Nothing in the Plan or this Agreement shall provide for any adjustment to the number of Option Shares subject to Grantee’s Options upon the occurrence of subsequent events except as provided in paragraph 12 below.

11.	Withholding of Taxes. The Company shall be entitled, if necessary or desirable, to withhold any amounts due and payable by the Company to Grantee (or secure payment from Grantee in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Option Shares issuable under the Plan, and the Company may defer such issuance unless indemnified to its satisfaction.

12.	Adjustments. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board or the Committee may, in order to prevent the dilution or enlargement of rights under the Options, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by the Options and the Exercise Price specified herein, in each case as may be determined by the Board or the Committee to be appropriate and equitable. Under no circumstances shall the Options be repriced or lowered except in the instance of a stock split where it is modified to reflect the same ratio of Exercise Price the post-split price.

13.	Additional Restrictions on Transfer.

a.	Restrictive Legend. If required by the Company’s Secretary, the certificates representing the Option Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _________, AND MAY NOT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN OPTION AGREEMENT BETWEEN THE COMPANY AND THOMAS J. SULLIVAN DATED AS OF JULY 27, 2012, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

b.	Opinion of Counsel. Grantee may not sell, transfer or dispose of any Option Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

14.	Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. The prevailing party in any suit or other proceeding to enforce the terms hereof or to cure any breach shall be entitled to an award of its fees and costs incurred in defending the claim or enforcing this Agreement.

15.	Amendment. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of Grantee and the Company, which consent shall not be unreasonably denied, withheld or conditioned.

16.	Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

17.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

18.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

19.	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20.	Governing Law. The corporate law of the State of Delaware shall govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the state of Indiana. Any suit brought to enforce the provisions of this Agreement or cure any breach hereof shall be venued only in the federal courts for the state of Indiana, and the parties hereby irrevocably consent to the exclusive jurisdiction of such courts over any dispute between them regarding this Agreement or the Options.

21.	Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to Grantee and to the Company at the addresses indicated below:

If to the Grantee:

64 Petit Place

Princeton, NJ 08540

If to the Company:

Symmetry Medical Inc.

3894 New Vision Dr.

Ft. Wayne, IN 46845

Attention: General Counsel

With a copy to Chief Financial Officer

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

22.	Rule 701 Compensation. The parties acknowledge and agree that this Agreement has been executed and delivered, and the Options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Grantee. The grant of the Options hereunder and any issuance of Option Shares upon exercise of the Options are intended to qualify as an exempt offering under Rule 701 of the Securities Act.

23.	Entire Agreement. This Agreement constitutes the entire understanding between Grantee and the Company, and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof, although does not impact the Employment Agreement except as specifically noted herein.

By signing the below the parties agree to be bound by the terms of this Agreement.

SYMMETRY MEDICAL INC.	THOMAS J. SULLIVAN

By:
Name:
Title: